                                   EXHIBIT 11


V-TWIN ACQUISITIONS, INC.
COMPUTATION OF EARNINGS PER COMMON SHARE
FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND JULY 31, 1998

 ------------------------------------------------------------------------------------------------------------------------------
                                                                         THREE MONTHS
                                                                         ENDED MAR. 31,                              JULY 31,
                                                                               1999                                    1998
 -------------------------------------------------------------------------------------------------------------------------------

 Shares Outstanding.........................................              3,000,000                               1,000,000
 Weighted average shares outstanding................                      3,000,000                               1,000,000
 Net Income (Loss)...........................................            $ (  5,000)                              $  - 0 -
 Total Net Income (Loss) Available for Common Stockholders'              $ (  5,000)                              $  - 0 -
                                                                        ============                              ============

 Basic and Diluted Earnings (Loss) Per Share:
 Earnings (Loss) Per Share                                                   $0.00                                   $0.00
                                                                             -----                                   -----





V-TWIN ACQUISITIONS, INC.
COMPUTATION OF EARNINGS PER COMMON SHARE
FOR THE NINE MONTHS ENDED MARCH 31, 1999 AND JULY 31, 1998



----------------------------------------------------------------------------------------------------------------------------------
                                                                          NINE MONTHS
                                                                          ENDED MAR. 31,                JULY 31,
                                                                             1999                         1998
----------------------------------------------------------------------------------------------------------------------------------

Shares Outstanding..........................................             3,000,000                      1,000,000
Weighted average shares outstanding.........................             3,000,000                      1,000,000
Net Income (Loss)...........................................            $ ( 29,148)                     $  - 0 -
Total Net Income (Loss) Available for Common Stockholders'              $ ( 29,148)                     $  - 0 -
                                                                       ============                     =========

Basic and Diluted Earnings (Loss) Per Share:
Earnings (Loss) Per Share                                                  $(0.01)                         $0.00
                                                                           -------                         -----